EXHIBIT 10.2
                                                                    ------------


                          ARBY'S RESTAURANT GROUP, INC.


                                                                   July 25, 2005
Mr. Douglas N. Benham
2905 Andrews Drive,
NW Atlanta, GA 30305

Dear Doug:

         It is with great pleasure that we hereby reconfirm your employment as President and Chief Executive Officer of Arby's Restaurant Group, Inc. ("ARBY'S"), on the terms and conditions set forth in this letter agreement and in the attached term sheet (the "TERM SHEET"), which Term Sheet is hereby incorporated herein by reference. You further agree to accept election and to serve as a director, officer, manager or representative of any subsidiary of Arby's without any compensation therefor, other than as provided in this letter agreement. You will report to the Board of Directors of Arby's (the "BOARD") and your duties will be performed primarily at the corporate headquarters of Arby's in Atlanta, Georgia.

         1. TERM. The term of your employment hereunder shall be effective as of (and subject to) the consummation of the transactions contemplated by the Agreement and Plan of Merger and Contribution, dated as of May 27, 2005, by and among Triarc Companies, Inc. ("TRIARC"), Arby's Acquisition Co., Arby's Restaurant, LLC, RTM Restaurant Group, Inc. ("RTMRG") and certain other parties, the date of the consummation of such transactions being referred to herein as the "EFFECTIVE DATE", and shall continue through the third anniversary of the Effective Date (the "INITIAL TERM"); PROVIDED, HOWEVER, that the term of your employment hereunder may be extended for additional one year periods beyond the expiration of the Initial Term (the Initial Term together with any extension shall be referred to hereinafter as the "EMPLOYMENT TERM") if (a) you provide written notice to Arby's (a "RENEWAL Notice") of your desire to so extend your employment by no later than (i) in the case of the first one year extension beyond the Initial Term, the second anniversary of the Effective Date and (ii) in the case of any subsequent one year extension, the date that is one year prior to the expiration of the Employment Term, and (b) Arby's delivers to you, within 35 days following such anniversary or date, as applicable, a notice of acceptance (an "ACCEPTANCE NOTICE") of such extension. In the event that either you do not deliver a timely Renewal Notice to Arby's or Arby's does not deliver an Acceptance Notice to you (either because Arby's delivered a notice to you rejecting your request to extend the Employment Term or because Arby's failed to deliver any notice in a timely manner), then your employment hereunder shall terminate as of the earlier of (a) the expiration of the Employment Term or (b) upon a termination of your employment (i) by the Company "without cause" (ii) for "cause" or (iii) by you due to a "Triggering Event" (each term as hereinafter defined).

         2.     TERMINATION WITHOUT CAUSE OR DUE TO A TRIGGERING EVENT.

                (a) In the event your employment is terminated by Arby's without cause or by you due to a Triggering Event:

                        (i) Arby's shall, commencing on the date of such termination of employment, pay to you an amount (the "FIRST YEAR PAYMENT") equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments for a period of twelve (12) months; provided, that, if the date of your termination is after an initial public offering of Arby's Capital Stock on a nationally recognized stock exchange and if required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "CODE") and any Treasury regulations or other guidance promulgated thereunder, you will receive one half (1/2) of the First Year Payment on the six-month anniversary of the date of your termination in a lump sum payment, and the remaining half of the First Year Payment shall thereafter be paid in semi-monthly installments for the remainder of such twelve-month period;

                        (ii) Arby's shall, commencing twelve (12) months after the effective date of such termination of your employment, pay to you an amount equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments for an additional period of twelve (12) months (the "SECOND YEAR PAYMENT PERIOD"); PROVIDED, HOWEVER, that if you have secured employment or are providing consulting services prior to or during the Second Year Payment Period, such semi-monthly payments required to be made to you by Arby's during the Second Year Payment Period will be offset by compensation you earn from any such employment or services during the Second Year Payment Period;

                        (iii) Arby's shall, within 30 days after the effective date of such termination, pay to you a lump sum amount equal to the sum of (x) the product of your target annual bonus multiplied by a fraction, the numerator of which is the number of days from January 1 of the year in which your employment terminated through the date of such termination and the denominator of which is 365 and (y) any amounts that have been accrued for your benefit under the Triarc Restaurant Group Senior Executive Mid-Term Incentive Plan (the "Mid-Term Plan") through July 25, 2005 that have not been paid to you prior to the date of payment pursuant to this clause (iii) or paragraph 16 hereof; and

                        (iv) at your election you will be entitled to continue your coverage under all health and medical insurance policies maintained by Arby's for the greater of (I) the time period commencing immediately following your termination of your employment and ending when you cease receiving payments pursuant to clause (a)(ii) above and (II) eighteen (18) months following the termination of your employment, in each case in fulfillment of Arby's obligations to you under Section 4980B of the Code or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the cost of such coverage to be allocated between you and Arby's in a manner consistent with the percentage allocation of the costs thereof applicable immediately prior to the termination of your employment; and

                        (v) you will automatically become vested in that number of outstanding unvested stock options granted to you by Triarc in which you would have been vested if you had remained employed by Arby's through the date which is the earlier of (x) the third anniversary of the Effective Date or (y) the last day of the Second Year Payment Period and any stock options that would have remained unvested as of such date shall be automatically forfeited as of the date of your termination, and each vested stock option must be exercised within the earlier of (I) one (1) year following your termination or (II) the date on which such stock option expires, or be forfeited.

                (b) A termination by Arby's "WITHOUT CAUSE" shall mean the termination of your employment by Arby's for any reason other than those reasons set forth in clauses (i)-(ix) of paragraph 4 of this letter agreement.

                (c) The payment of any monies and provision of any benefits to you pursuant to this paragraph 2 shall be subject to your prior execution and delivery to Arby's of a release substantially in the form set forth in Exhibit 1 and, if applicable, your not having revoked such release during the seven-day revocation period described therein, failing which, except to the extent required by law, Arby's shall be relieved of all of its obligations hereunder.

                (d) For purposes of this letter agreement, "TRIGGERING EVENT" shall mean: (i) a material reduction in your responsibilities as President and Chief Executive Officer of Arby's; (ii) a requirement that you report to any person other than the Board; (iii) a reduction in your then current base salary (as described in the Term Sheet) or target bonus percentage (as described in the Term Sheet); or (iv) without your consent, relocation to a work situs not in the Atlanta, Georgia greater metropolitan area; PROVIDED that a Triggering Event shall only be deemed to have occurred if, no later than thirty (30) days following the time you learn of the circumstances constituting a Triggering Event, you provide a written notice to Arby's containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to Arby's, Arby's has failed to cure such circumstances.


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

         3.     TREATMENT OF STOCK OPTIONS ON TERMINATION DUE TO DISABILITY.
In the event your employment is terminated by Arby's due to "Disability" (as hereinafter defined), you will automatically become vested in that number of outstanding unvested stock options granted to you by Triarc in which you would have been vested if you had remained employed by Arby's through the date which is the earlier of (x) the third anniversary of the Effective Date or (y) the last day of the Second Year Payment Period and any stock options that would have remained unvested as of such date shall be automatically forfeited as of the date of your termination, and each vested stock option must be exercised within the earlier of (I) one (1) year following your termination or (II) the date on which such stock option expires, or be forfeited.

         4. CAUSE. For purposes of this letter agreement, "CAUSE" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of Arby's or any of its affiliates; (ii) willful material misrepresentation at any time by you to the Board; (iii) voluntary termination by you of your employment (other than on account of a Triggering Event) or the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board; (iv) engagement by you in any conduct or the commission by you of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of Arby's or any of its affiliates; (v) your indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Arby's furnished to you that, if not complied with, could reasonably be expected to have a material adverse effect on the business of Arby's or any of its affiliates; (vii) any willful failure to comply with Arby's policies regarding insider trading; (viii) your death; or
(ix) your inability to perform all or a substantial part of your duties or responsibilities on account of your illness (either physical or mental) for more than 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine month period.

         5. RETURN OF PROPERTY. Upon any termination of your employment with Arby's, you will promptly return to Arby's all property provided to you and owned by Arby's or any of its affiliates, including, but not limited to, credit cards, computers, personal data assistants, automobiles, cell phones and files.

         6.     NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE.

                (a) You acknowledge that as Arby's President and Chief Executive Officer you will be involved, at the highest level, in the development, implementation, and management of Arby's business strategies and plans, including those which involve Arby's finances, marketing and other operations, and acquisitions and, as a result, you will have access to Arby's most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Arby's represents a material unfair competitive danger to Arby's and the use of your knowledge and information about Arby's' business, strategies and plans can and would constitute a competitive advantage over Arby's. You further acknowledge that the provisions of this paragraph 6 are reasonable and necessary to protect Arby's legitimate business interests.

                (b) In view of clause (a) above, you hereby covenant and agree that during your employment with Arby's (except in the proper discharge of your duties hereunder) and for a period of twenty-four
         (24) months following the termination of your employment with Arby's:

                        (i) in any state or territory of the United States (and the District of Columbia) where Arby's maintains restaurants, you will not engage or be engaged in any capacity, "directly or indirectly" (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that owns and/or franchises more than 3,000 restaurant units in the United States in which 50% or more of the revenues of such business or entity (including, without limitation, royalties earned as a franchisor) is derived from the sale of sandwiches;

                        (ii) you will not, directly or indirectly, without Arby's prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Arby's or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Arby's or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Arby's or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

                        (iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Arby's or any of its subsidiaries or affiliates to cease doing business with Arby's or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Arby's or such subsidiary or affiliate.

                (c) For purposes of this paragraph 6, "DIRECTLY OR INDIRECTLY" means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, business trust, association or any other entity whatsoever; PROVIDED, however, that you may own stock in Arby's and may operate, directly or indirectly, Arby's restaurants as a franchisee without violating paragraphs 6(b)(i) or 6(b)(iii).

                (d) If any competent authority having jurisdiction over this paragraph 6 determines that any of the provisions of this paragraph 6 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.

         7. CONFIDENTIAL INFORMATION. You agree to treat as confidential and not to disclose to anyone other than Arby's and its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Arby's, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Arby's, its subsidiaries, and affiliates, any information of a confidential nature relating in any way to the business of Arby's or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors, unless (i) you are required to disclose such information by requirements of law,
(ii) such information is in the public domain through no fault of yours, or
(iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Arby's, any of its subsidiaries or affiliates or any of their respective directors or officers. Arby's agrees during the period referred to in the first sentence of this paragraph 7 that each then current member of the Board and each of Arby's then current executive officers shall refrain from making any statement, written or oral, that is disparaging of you, your personal reputation or professional competency.

         8. ENFORCEMENT. You agree that, in addition to any other remedy provided at law or in equity, (a) Arby's shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating any of the provisions of paragraphs 6 or 7 of this letter agreement (in recognition of the fact that damages in the event of a breach by you of paragraphs 6 or 7 of this letter agreement would be difficult if not impossible to ascertain and inadequate to remedy), (b) you will indemnify and hold Arby's and its affiliates harmless from and against any and all damages or losses incurred by Arby's or any of its affiliates (including reasonable attorneys' fees and expenses) as a result of any willful or reckless violation by you of any such provisions and (c) upon any such willful or reckless violation by you, Arby's' remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of termination of your employment and any earned but unpaid vacation, and other than as may otherwise be required by law).

         9. GOVERNING LAW; JURISDICTION AND VENUE; ENTIRE AGREEMENT; JURY TRIAL WAIVER.

                (a) It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.


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

                (b) Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to paragraphs 6, 7, and, as it relates to paragraphs 6 and 7, paragraphs 8 and 9 of this letter agreement (collectively, "PROCEEDINGS" and, individually, a "PROCEEDING") shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the "CHOSEN COURTS") and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

                (c) Each of the parties hereto agrees that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this letter agreement, as such address may be changed from time to time pursuant hereto, and that service made pursuant to this paragraph 9(c) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

                (d) This letter agreement contains the entire agreement among the parties with respect to the matters covered herein and, effective as of (and subject to the occurrence of) the Effective Date, supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, that certain letter agreement between you and Arby's, Inc. (d/b/a Triarc Restaurant Group) dated November 28, 2003. This letter agreement may only be amended, superseded, cancelled, extended or renewed and the terms hereof waived, by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

                (e) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR

         DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         10. ARBITRATION. Except to the extent specifically contemplated by paragraph 9(b) of this letter agreement, all disputes arising in connection with your employment with Arby's (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) or any rights arising pursuant to this letter agreement shall, at the election of either you or Arby's, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this paragraph 10. Any such proceedings shall take place in Atlanta, Georgia before a single arbitrator who shall have the right to award to any party to such proceedings any right or remedy that is available under applicable law (including, without limitation, ordering the losing party to reimburse the reasonable legal fees and expenses incurred by the winning party with respect to such proceedings). The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

THIS PARAGRAPH 10 IS SPECIFICALLY ACKNOWLEDGED AND AGREED BY:

ARBY'S RESTAURANT
GROUP INC.


/s/ Stuart I. Rosen                             /s/ Douglas N. Benham
----------------------------------------        -----------------------------
Name:  Stuart I. Rosen                          Douglas N. Benham
Title: Senior Vice President & Secretary


         11. LEGAL FEES. Subject to paragraph 10 above, each party shall pay his or its own costs for any arbitration or litigation, as applicable, initiated in connection with any disputes arising in connection with your employment with Arby's, with the cost of the arbitrator, if applicable, to be equally divided between the parties.

         12. SURVIVABILITY. The provisions of paragraphs 6, 7, 8, 9, 10, 11 and 13 shall specifically survive any termination of this letter agreement.


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

         13. NOTICES. Any notice given pursuant to this letter agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:


                        If to Arby's prior to the Effective Date:

                                Arby's Restaurant Group, Inc.
                                1000 Corporate Drive
                                Ft. Lauderdale, FL 33334
                                Attn: General Counsel

                        If to Arby's on or after the Effective Date:

                                Arby's Restaurant Group, Inc.
                                5995 Barfield Road
                                Atlanta, Georgia 30328-4411
                                Attn: General Counsel

                        If to you, at the address set forth on the first page of this letter agreement or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

         14. TAX WITHHOLDING. You agree that Arby's may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that Arby's determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority (each, a "TAXING AUTHORITY") asserts a liability against Arby's for failure to withhold taxes on any payment hereunder, you will pay to Arby's the amount determined by such Taxing Authority (other than penalty or interest amounts unless such payment is made after 30 days of the delivery of such notice to you, in which case you shall be responsible for such penalties and interest) that had not been withheld within thirty (30) days of notice to you of such determination. Such notice shall include a copy of any correspondence received from a Taxing Authority with respect to such withholding.

         15. EXPENSE REIMBURSEMENT. You will be entitled to reimbursement for all of your reasonable and necessary business expenses, including reasonable cell phone, travel, lodging and entertainment expenses, in accordance with Arby's business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts.

         16. MID TERM PLAN. You acknowledge that the Mid-Term Plan was terminated as of the date of this letter agreement and that on such date you received


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

$216,267 accrued for your benefit under the Mid-Term Plan. You agree that (x) an additional $272,602 accrued under the Mid-Term Plan for your benefit will be paid to you on the earlier of (A) a date promptly following the close of Arby's audited books for fiscal 2006 and (B) the date on which it would be payable under Paragraph 2 (a) (iii) of this letter agreement and (y) a further $92,535 accrued under the Mid-Term Plan for your benefit will be paid to you on the earlier of (A) a date promptly following the close of Arby's audited books for fiscal 2007 and (B) the date on which it would be payable under Paragraph 2 (a)
(iii) of this letter agreement.

         If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter agreement enclosed for that purpose and return it to me. Sincerely,


                                        ARBY'S RESTAURANT GROUP, INC.


                                        /s/ Stuart I. Rosen
                                        ----------------------------------------
                                        Name:  Stuart I. Rosen
                                        Title: Senior Vice President & Secretary


Agreed and Accepted as of the
25th day of July, 2005.




/s/ Douglas N. Benham
--------------------------------
Douglas N. Benham

                                Douglas N. Benham
                    President and Chief Executive Officer of
                         Arby's Restaurant Group, Inc.

                              EMPLOYMENT TERM SHEET

---------------------------------------------------------------------------------------------------------------------
         PROVISION                             TERM                                      COMMENTS
---------------------------------------------------------------------------------------------------------------------
         Base Salary             $1,000,000/year                        Subject to increase but not decrease,
                                                                        in the sole discretion of the Board.
---------------------------------------------------------------------------------------------------------------------
         Annual Incentive        Target annual bonus percentage         Company and individual performance assessed
                                 equal to 100% opf base salary          for each fiscal year relative to objectives
                                                                        agreed to in advance between executive and
                                                                        the Board's compensation committee.
---------------------------------------------------------------------------------------------------------------------
         Benefits                                                       Benefits as are generally made available to
                                                                        other senior executives of Arby's, including
                                                                        participation in health/medical and insurance
                                                                        programs and in car lease/car allowance
                                                                        programs.
---------------------------------------------------------------------------------------------------------------------
         Vacation                Four weeks per year
---------------------------------------------------------------------------------------------------------------------
         Relocation                                                     See attachment.
---------------------------------------------------------------------------------------------------------------------





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


                          DOUGLAS N. BENHAM RELOCATION
--------------------------------------------------------------------------------

         You will be eligible to receive $50,000 as a relocation allowance for incidental expenses, in lieu of one month's salary as provided in "Arby's Relocation Policy, A - Revised April 2002, renamed May 20, 2004 (the "Policy"), and to the reimbursement of the reasonable out-of-pocket expenses incurred by you in connection with moving your personal items located in Florida to the Atlanta, Georgia metropolitan area.






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
                                                                       EXHIBIT 1
                                                                       ---------


                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE

         TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

         Douglas N. Benham (the "EXECUTIVE"), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Letter Agreement dated as of July __, 2005 (the "EMPLOYMENT AGREEMENT") between the Executive and Arby's Restaurant Group, Inc., a Delaware corporation (the "COMPANY"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company, Triarc Companies, Inc. and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the "COMPANY GROUP"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 ("ADEA," a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; PROVIDED, HOWEVER, that nothing herein shall release any member of the Company Group from any of its obligations to the Executive under the Employment Agreement or any rights the Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this General Release and Covenant Not to Sue shall not affect the Executive's right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal,


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

State or local administrative agency, but the Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive's rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

         The Company, on its own behalf and on behalf of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and its past and present shareholders, employees, officers, directors, representatives and agents or any of them, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Executive and his heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his affiliates and each of them (collectively, the "Executive Releasees") from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company or any of its subsidiaries ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any of them, based on facts known to any executive officer of the Company as of the date of this General Release and Covenant Not to Sue (other than the Executive), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to the Executive's employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to the Executive's obligations under the Employment Agreement or any agreement governing the terms of any stock options granted to the Executive or impair the right or ability of the Company to enforce the terms hereof.

         In consideration for the amounts payable and benefits to be provided to the Executive under the Employment Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group in addition with all litigation relating to the activities of the Company and its affiliates during the period of the Executive's employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may request of the Executive in connection with such claims.

         In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive's decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition


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

to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

         This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

         To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

         The Executive agrees that as part of the consideration for this General Release and Covenant Not to Sue, he will not make disparaging or derogatory remarks, whether oral or written, about the Company Group.

         Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

         IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _______________ day of _______________, __.


                                               Douglas N. Benham

                                               ARBY'S RESTAURANT GROUP, INC.


                                               By:
                                                    ---------------------------
                                                    Name:
                                                    Title:






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